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China Auto Logistics Launches CALI Portal In Four More Cities

TIANJIN, CHINA--(September 14, 2010) - China Auto Logistics Inc. (the “Company”) (NASDAQ: CALI), one of China's leading developers of websites for buyers and sellers of imported and domestic automobiles, a top seller in China of imported luxury cars, and a leading provider of auto-related services, announced today the Company has launched its “China Auto Living Internet Portal,” www.cali.com.cn, in four additional cities, bringing the number of cities covered by this leading auto related portal to 24.  The newest cities where drivers, automobile shoppers, and auto dealers now have access to in depth, up to the minute local information to meet their “auto living” needs are: Tangshan, Changchun, Hohhot, and Taiyuan.

On Target To Reach 2010 Goals

Mr. Tong Shiping, CEO and Chairman of the Company, commented, “I am very  pleased that with these four additional cities we are moving closer and remain on plan to extend our auto related coverage to 35 domestic cities by year end, and 60 cities by the end of next year.  This will make www.cali.com.cn a truly national portal, serving a broad range of Chinese consumers, including 70% of the car buying public.”

He added, “Web-based advertising has become the key contributor to our bottom line and we anticipate that our geographic expansion will continue to drive this growth further, as will the development of new online auto related services.”

Saturating China’s “Second Layer” Cities

The Company noted that its website expansion has followed a careful course, providing coverage in China’s first tier cities, and increasingly, in its “second layer” cities, which continue to be key contributors to the country’s economic growth and its rapid growth in automobile sales.

In this regard, the Company pointed out, that in Tangshan, with a population of 7.4 million, there are now 83 4S shops (auto dealers,) and approximately 634,000 automobiles. In Taiyuan, with a population of 3.55 million, automobile volume is 504,000, and auto customers are served by 96 4S shops.

In the largest new city now being served by the CALI site, Changchun, with a population of 8.7 million, there are 450,000 cars and 99 4S shops.  Moreover, Changchun is known as the “Detroit of China” as it is the home of several large scale car manufacturers and numerous automobile exhibitions.  The Company sees in this an additional opportunity for relationship building with these manufacturers for national advertising.

The smallest new city added to CALI’s coverage is Hohhot, with a population of only 2.6 million and approximately 260,000 cars.  In this city, however, which is the capital of the Inner Mongolia Automonous Region, the growth in automobile sales has been very strong and with 63 4S shops, there is excellent potential for additional growth.

About China Auto Logistics Inc. (CALI)

With 2009 sales of approximately $215 million, China Auto Logistics Inc. operates www.cali.com.cn, which rapidly has become one of the leading automobile portals for car dealers and consumers of vehicles and auto-related services throughout China. The Company also is one of China's top sellers of luxury imported cars as well as one of the country's leading developers of websites for buyers and sellers of imported and domestic automobiles. Recently initiating auto-related services for dealers and purchasers of domestic autos, it is China's leading "one stop" provider of logistical services and financing to imported car dealers nationwide and manager of the large imported auto mall in Tianjin. Its subscription and advertising based www.at188.com is the number one site for imported car dealers and consumers. Its www.at160.com site, focused on the domestic auto market, has climbed rapidly to become one of the top domestic auto websites and ranks among the top 125 most visited sites in China. The Company believes the integration of these wide ranging sites and services in a single portal serving a broad spectrum of China's "auto living" public, as well as the addition of new web-based auto-related services for businesses and consumers, will drive future growth. For additional information visit www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

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